Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256591

SUPPLEMENT NO. 2, DATED AUGUST 30, 2021

(to the Proxy Statement/Prospectus dated July 30, 2021)

SUPPLEMENT TO

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS OF CENTRICUS ACQUISITION CORP.

PROSPECTUS FOR
43,125,000 ORDINARY SHARES AND 14,891,667 WARRANTS TO PURCHASE ORDINARY
SHARES, IN EACH CASE, OF ARQIT QUANTUM INC.

This supplement No. 2, dated August 30, 2021 (this “Supplement”), updates and supplements the proxy statement/prospectus dated July 30, 2021, as amended by supplement No. 1 dated August 23, 2021 (together, the “Proxy Statement/Prospectus”). Arqit Quantum Inc. (“Pubco”) filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (“SEC”) as part of a registration statement on Form F-4 (Registration No. 333-256591).

This Supplement is being filed by Pubco with the SEC to supplement certain information contained in the Proxy Statement/Prospectus. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 42 of the proxy statement/prospectus.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the Proxy Statement/Prospectus or any of the securities to be issued in the Proposed Transactions (as defined in the Proxy Statement/Prospectus), passed upon the merits or fairness of the Proposed Transactions or related transactions or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.

This Supplement to the Proxy Statement/Prospectus is dated August 30, 2021

Supplemental Disclosures to the Proxy Statement/Prospectus

The following supplemental information should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety. The page reference is to the page in the Proxy Statement/Prospectus, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement/Prospectus.

As previously announced, on May 12, 2021, Centricus Acquisition Corp. (“Centricus”) entered into a business combination agreement (the “Business Combination Agreement”) by and among Centricus, Arqit Quantum Inc., a Cayman Islands exempted limited liability company (“Pubco”), Centricus Heritage LLC, a Cayman Islands limited liability company (the “Sponsor”), solely in its capacity as Centricus’ representative, Arqit Limited, a company limited by shares incorporated in England (the “Company”), David John Williams, solely in his capacity as the representative of the Company’s shareholders, and the shareholders of the Company party thereto. The proposed business combination (the “Business Combination”) and the other transactions contemplated by the Business Combination Agreement (together with the Business Combination, the “Proposed Transactions”) are described in the definitive proxy statement/prospectus filed by Centricus with the U.S. Securities and Exchange Commission (the “SEC”) on July 30, 2021. An extraordinary general meeting (the “Extraordinary General Meeting”) of Centricus’ shareholders is scheduled to be held on August 31, 2021 in connection with the Proposed Transactions.

As of 5:00 pm Eastern time on August 27, 2021, total of 32,351,570 Class A ordinary shares of Centricus were submitted for redemption in connection with the Extraordinary General Meeting (the “Redemptions”), subject to any potential request to revoke the Redemptions prior to the closing of the Business Combination (the “Closing”).

In light of the above, Heritage Assets SCSP (“Heritage”), an investor in the Sponsor and a party to a subscription agreement with Centricus and Pubco, intends to purchase up to 2,200,000 Centricus Class A ordinary shares in the secondary market at a price of $10.00 per share from existing Centricus public shareholders that have submitted their shares for redemption, and such redemptions will be revoked prior to such purchase. As an incentive to the purchase by Heritage, the Sponsor and certain shareholders of the Company expect to agree to transfer to Heritage (i) an aggregate number of up to 2,000,000 Pubco ordinary shares from certain affiliates of the Sponsor and certain shareholders of the Company and (ii) an aggregate number of up to 3,760,000 Pubco warrants from certain affiliates of the Sponsor, in each case immediately following the Closing.

The Business Combination Agreement provides that the obligations of each party to consummate the Business Combination is conditioned on, among other things, the satisfaction or written waiver of a requirement that after taking into account payments by Centricus for the Redemptions and including any proceeds from the PIPE financing, Centricus and Pubco shall have at least an aggregate of $150.0 million (the “Minimum Cash Condition”) of cash held either in or outside of Centricus’ trust account (the “Closing Cash”). As a result of the Redemptions, the Closing Cash will not satisfy the Minimum Cash Condition. However, each of Centricus and the Company expects to waive the Minimum Cash Condition, should the Business Combination and other related proposals be approved at the Extraordinary General Meeting, on the condition that the Closing Cash will be equal to an aggregate of at least $100.0 million.

As a result of the foregoing, Centricus has decided to reschedule the Extraordinary General Meeting from 9:00 a.m., Eastern time on August 31, 2021 to 4:00 p.m., Eastern time on August 31, 2021.

Any demand for redemption may be withdrawn at any time, with Centricus’ consent, until the vote is taken with respect to the Business Combination. If a Centricus shareholder has delivered its shares for redemption to Centricus’ transfer agent and has decided within the required timeframe not to exercise its redemption rights, it may request that Centricus’ transfer agent return the shares (physically or electronically). Such requests may be made by contacting Centricus’ transfer agent at:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

If you have already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or otherwise revoke your prior proxy prior to the extraordinary general meeting of shareholders of Centricus Acquisition Corp. If your warrants or shares are held in “street name” you may revoke any prior vote or proxy by following the telephone and/or Internet voting procedures provided to you by your bank or broker until 4:00 p.m. Eastern Time on August 31, 2021.

Additional Information

Arqit has filed a proxy statement/prospectus with the SEC on Form F-4 relating to the Transaction, which has been mailed to Centricus’ shareholders. This presentation does not contain all the information that should be considered concerning the Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Transaction. Centricus’ shareholders and other interested persons are advised to read the definitive proxy statement/prospectus and the amendments thereto and other documents filed in connection with the Transaction, as these materials will contain important information about Arqit, Centricus, and the Transaction. The proxy statement/prospectus and other relevant materials for the Transaction have been mailed to shareholders of Centricus as of July 26, 2021, the record date established for voting on the Transaction. Shareholders are also be able to obtain copies of the preliminary proxy statement / prospectus, the definitive proxy statement / prospectus and other documents filed with the SEC, without charge at the SEC’s website at www.sec.gov, or by directing a request to Arqit at 3 More London, London SE1 2RE or to Centricus at Centricus Acquisition Corp., Boundary Hall, Cricket Square, PO Box 1093, Grand Cayman KY1-1102, Cayman Islands.

Participants in the Solicitations

Arqit, Centricus and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Centricus’ shareholders in connection with the proposed transaction. Information about Centricus’ directors and executive officers and their ownership of Centricus’ securities will be set forth in the proxy statement/prospectus when available. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Caution About Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements are based on Arqit’s and Centricus’ expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Arqit’s and Centricus’ control. Forward-looking statements in this communication or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Arqit and Centricus to predict these events or how they may affect Arqit and Centricus. Except as required by law, neither Arqit and Centricus has any duty to, and does not intend to, update or revise the forward-looking statements in this communication or elsewhere after the date this communication is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this communication may not occur. Uncertainties and risk factors that could affect Arqit’s and Centricus’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: (i) that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Centricus’ securities, (ii) the risk that the business combination may not be completed by Centricus’ business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Centricus, (iii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the Business Combination Agreement by the shareholders of Centricus and the satisfaction of the minimum trust account amount following any redemptions by Centricus’ public shareholders, (iv) the lack of a third-party valuation in determining whether or not to pursue the business combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (vi) the effect of the announcement or pendency of the business combination on the Company’s business relationships, operating results, and business generally, (vii) risks that the business combination disrupt current plans and operations of the Company, (viii) the outcome of any legal proceedings that may be instituted against the Company or against Centricus related to the Business Combination Agreement or the business combination, (ix) the ability to maintain the listing of Centricus’ securities on a national securities exchange, (x) changes in the competitive and regulated industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the business combination, and identify and realize additional opportunities, (xii) the potential inability of the Company to convert its pipeline or orders in backlog into revenue, (xiii) the potential inability of the Company to successfully deliver its operational technology which is still in development, (xiv) the potential delay of the commercial launch of the Company’s products, (xv) the risk of interruption or failure of the Company’s information technology and communications system, (xvi) the enforceability of the Company’s intellectual property, and (xvii) the purchase by Heritage of the Class A ordinary shares in the secondary market and the related revocation of redemptions.